Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, is made as of the 21st day of April, 2016, by and between BIONIK LABORATORIES CORP., a Delaware corporation (hereinafter referred to as the “Company”), and HERMANO IGO KREBS (hereinafter referred to as the “Employee”).

RECITALS

WHEREAS, the Company, directly or through its subsidiaries, is engaged in the business of medical device research, development and production; and

WHEREAS, the Company and the Employee have agreed to enter into an employment relationship upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the parties agree as follows:

ARTICLE 1 - EMPLOYMENT AND DUTIES

1.1            Appointment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts employment in the position of Chief Science Officer of the Company (the “Position”) effective as of the date first written above.

1.2            Employment. The Employee shall be employed with the Company until the employment relationship is terminated pursuant to the termination provisions set out in this Agreement and in any amendments as may from time to time be agreed to in writing by the Employee and the Company.

1.3            Reporting and Duties. The Employee shall report to the Chief Executive Officer of the Company and any other executive officers as may be determined from time to time by the Board of Directors of the Company. The Employee shall perform all of the normal and customary responsibilities, duties and authorities customarily accorded to, and expected of the position of a Chief Science Officer, and such other reasonable duties as may be designated by the Chief Executive Officer or the Board of Directors (“Board”) of the Company from time to time. Services performed pursuant to this Agreement shall be performed at such place(s) and times as shall be mutually agreeable to the Company and Employee and during such hours so as not to conflict with Employee’s other employment at The Massachusetts Institute of Technology (“MIT”). The Employee and the Company shall meet on a quarterly basis to determine such performance of services for the next quarterly period. The Employee shall, in good faith, make best efforts to attend meetings of the Board of Directors of the Company, and/or tradeshows and other relevant conferences on behalf of the Company as the Company may reasonably request up to one year in advance of such events. The Company agrees that the Employee shall not be obligated to attend any such events following the termination of his employment with the Company, regardless of the reasons for such termination. The specific services that are the subject of this Agreement, and any additions or modifications to the limits contained in this Section, shall be described on Schedule 1 attached hereto, to be determined in good faith by the parties within two months of the date hereof. The Company agrees that the Employee shall not have to perform any services for the Company if the performance of such services may conflict with the Employee’s obligations or duties to MIT. The Employee agrees to comply with all applicable policies and rules of Company, provided that such compliance does not conflict with the Employee’s obligations to MIT; provided further that the Employee shall provide prompt written notice to the Company of any change from the Employee’s obligations to MIT as of the date of this Agreement.

During the Employee’s employment, the Employee shall faithfully and honestly serve the Company and, subject to the next sentence, initially devote forty-nine percent (49%) of the Employee’s working time to the business and affairs of the Company or, where applicable, any subsidiary or other affiliate of the Company (individually a “Subsidiary” and collectively, the “Subsidiaries”), including the Employee’s role in the Position and other duties, if any. The Employee and the Company may adjust the Employee’s part-time status-percentage from time to time by mutual agreement. The Employee shall use his best efforts to promote the interests of the Company and its Subsidiaries. Notwithstanding the foregoing or anything else to the contrary herein, nothing in this Agreement shall preclude the Employee from:

(a)            engaging in charitable, education, communal or recreational activities; or

(b)            engaging in another business enterprise as a passive investor; provided that in no event shall the Employee own more than 4.9% of any other business enterprise and further provided that no such business enterprise shall be a direct competitor in the specific field of robotics intended to assist, evaluate, or rehabilitate a person with physical impairments (“Rehab Robotics”) of the Company or its Subsidiaries; or

(c)            being employed by and performing work for MIT or any other non-profit entity or educational or similar research facility with which the Employee may work (any of which, a “Non-Profit Entity”); provided that if the Employee is employed by any other Non-Profit Entity, the restrictions on the Employee as it relates to the Company shall not be any greater than what is currently in effect with MIT.

However, the engagements described in 1.3(a) – (c) above shall only be permissible so long as they do not result in a contravention of Article 3 hereof, or impair the ability of the Employee to discharge his duties to the Company hereunder. In that regard, the Employee hereby acknowledges that, generally, other than any time required by Employee’s employment with MIT (or any other Non-Profit Entity but subject to the other terms of this Agreement), it is expected the Employee will not devote any significant portion of his time to any such matters during regular business hours.

In addition, the Employee shall truly and faithfully account for and deliver to the Company and its Subsidiaries, all money, securities and things of value belonging to the Company or the Subsidiaries which the Employee may from time to time receive for, from or on account of the Company or the Subsidiaries. Notwithstanding the foregoing but subject to the other terms of the Agreement, the Employee may retain all money, securities, other compensation and things of value he receives in connection with his affiliation with MIT and/or any other Non-Profit Entity with which he may be affiliated.

ARTICLE 2 - COMPENSATION

2.1            Base Salary. The Employee’s full-time annual base salary will be two hundred eighteen thousand dollars ($218,000). The amount of salary the Employee will receive from the Company each pay period will be determined based on the part-time percentage the Employee and the Company agree upon for each such pay period. Initially, the Company and the Employee agree that the employee’s part-time percentage shall be forty-nine percent (49%), which is deemed to correspond to salary at the annualized rate of one hundred nine thousand dollars ($109,000). The Employee and the Company may adjust the Employee’s part-time status percentage from time to time by mutual agreement. Furthermore, in the event the Employee’s part-time status percentage decreases as a result of the Employee’s obligations to MIT, the Company and the Employee shall in good faith determine a proportionate and corresponding adjustment to the Employee’s compensation hereunder. All salary payments the Employee receives from the Company will be in accordance with the Company’s standard payroll practices in effect from time to time, and subject to applicable statutory deductions and withholding required by law. The employee’s full time annual base salary will be reviewed on an annual basis, or more frequently by mutual agreement to determine potential corresponding increases, if any, based on the Employee’s performance and that of the Company.

2.2            Incentive Compensation. The Employee will be entitled to participate in the Company’s Equity Incentive Plan based on the terms of the Equity Incentive Plan. The granting of any options or other equity compensation is conditional on the written approval of the Board and the Company reserves the right to alter, amend, replace or discontinue the Equity Incentive Plan or any other plan at any time, with or without notice to the Employee.

2.3            Bonus. The Employee may be entitled to earn an annual discretionary bonus of up to 30% of the employee’s annualized actual base salary of that year, payable in the Company’s discretion based on performance in the previous fiscal year (“Bonus”). The Bonus will be determined based on the achievement of the Employee’s objectives that will be agreed to with the Board.

2.4            Benefits. The Employee shall be entitled to participate in all of the Company’s (or applicable Subsidiary’s) benefit plans generally available to its employees from time to time in accordance with the terms thereof. The Employee’s participation in such plans shall become fully effective as of the commencement of his employment hereunder pursuant to the terms of such plans. The Company reserves the right to alter, amend, replace or discontinue the benefit plans it makes available to its employees at any time, with or without notice.

2.5            Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per calendar year on full time basis, pro-rated to the Employee’s percentage worked. Such vacation shall be taken at a time or times acceptable to the Company. The Employee shall be allowed to carry forward any unused vacation into the next calendar year for up to one (1) month with the prior written approval of the Company’s Chief Financial Officer.

2.6            Expense Reimbursement. The Employee shall be reimbursed for all reasonable expenses actually and properly incurred by his in connection with the performance of his duties hereunder. The Employee shall submit to the Company written, itemized expense accounts, together with supporting invoices, acceptable to the Company and such other additional substantiation and justification as the Company may reasonably request within sixty (60) days after the expenses have been incurred.

ARTICLE 3 - COVENANTS

3.1            Confidential Information. The Employee hereby acknowledges that, by reason of his employment with the Company, he has and will acquire information about matters and things which are confidential to the Company and/or the Subsidiaries (the “Confidential Information”), and which Confidential Information is the exclusive property of the Company and/or the Subsidiaries, respectively. The Confidential Information includes, without limitation, information concerning the Company’s and the Subsidiaries’ strategic plans, product research and development plans, details and results, trade secrets, supplier lists, data, work product developed by or for the Company or the Subsidiaries, and all other data and information concerning the business and affairs of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein, for the purposes hereof, Confidential Information shall not include:

(a)            information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf; or

(b)            information which the Employee is required to disclose pursuant to applicable law, policies or due processes of applicable regulatory bodies or legal or regulatory proceedings; provided that the Employee provides the Company with prompt notice of same and assists the Company in seeking to prevent or limit such requirement.

The Employee agrees that during the Employee’s employment and at all times thereafter, he shall not for any reason (except in the performance of his responsibilities for the Company) directly or indirectly, (i) use for his own benefit or for the benefit of others, (ii) disseminate, publish or disclose, or (iii) authorize or permit the use, dissemination or disclosure by any person, firm or entity, any Confidential Information without the express written consent of the Board and the Subsidiaries. Upon termination of the Employee’s employment or this Agreement, or at any time at the request of the Company for any reason, the Employee agrees to return to the Company and its Subsidiaries (or, in the case of electronic items, permanently delete) all documents, records, storage, data, samples, and other property of the Company and its Subsidiaries, together with all copies thereof which contain or incorporate any Confidential Information.

3.2            Intellectual Property, Inventions and Patents. As part of the consideration for this Agreement and for his employment by the Company, subject to the provisions of this Agreement and to any rights of MIT or any other Non-Profit Entity that are required as a condition to employment (provided that if such other Non-Profit Entity provides for greater or superior rights than what is currently in effect with MIT, the Employee shall first be required to obtain the Company’s consent to any such greater or superior rights), the Employee hereby assigns to the Company, as and when same arise, his entire right, title and interest, including all intellectual property rights and trade secret rights, in and to any and all Rehab Robotics work product that is conceived, created, developed or otherwise generated by the Employee from time to time during the term of this Agreement, including but not limited to all inventions, research, designs, trade secrets, improvements, plans, specifications and documentation (collectively, “Work Product”), all of which shall be deemed a work for hire for the Company under the U.S. Copyright Act to the fullest extent permitted under the law. The Employee further agrees that he will promptly, fully disclose to the Company or the Subsidiaries all such Work Product and will, at any time from the date hereof, including during and after his employment with the Company, at the Company’s expense, render to the Company or the Subsidiaries such cooperation and assistance as the Company or the Subsidiaries may deem advisable in order to obtain copyright, patent, trademark or industrial design registrations as the case may be on, or otherwise vest, perfect or defend the Company’s or the Subsidiaries’ rights with respect to, any or all Work Product. Such cooperation and assistance shall include, but is not limited to, the execution of any and all applications for copyright, patent, trademark or industrial design registrations, assignments of copyrights and other instruments in writing which the Company and the Subsidiaries may deem necessary or desirable. The Employee hereby irrevocably waives all of his moral rights in the Work Product in favor of the Company and its Subsidiaries (subject to any rights of MIT or any other Non-Profit Entity that are required as a condition to employment (provided that if such other Non-Profit Entity provides for greater or superior rights than what is currently in effect with MIT, the Employee shall first be required to obtain the Company’s consent to any such greater or superior rights)) and their respective successors, assignees and licensees. The Company agrees that it shall have no right, title, or interest in or to any work product the Employee creates, conceives, develops or otherwise generates as an employee or other service provider of MIT or any other Non-Profit Entity. The Employee agrees that, in the event MIT or any other Non-Profit Entity owns any intellectual property rights in anything that may be related to the Work Product, the Employee will use his best efforts to cause such entity to license such intellectual property to the Company if the Company so requests of the Employee. The Employee further agrees that, in the event MIT or other Non-Profit Entity waives any intellectual property rights it may have in anything that may be related to the Work Product, thus making the Employee the owner of such intellectual property rights, the Company shall have an exclusive right to elect to license such intellectual property rights from the Employee for a period of 90 days from the date of written notification to the Company of such waiver, and the Company and the Employee will from the election date negotiate in good faith to enter into a license agreement pursuant to which the Company may license such intellectual property, with a royalty fee of no greater than 1-1/2% - 3% and with such other terms usual and customary for agreements of this sort.

The Employee shall take all precautions to maintain and protect the legal rights of the Company and its Subsidiaries in the Work Product, and to maintain the confidentiality of trade secrets included in the Work Product in accordance with Section 3.1 hereof. For certainty, no license to the Work Product is granted to the Employee, except to the extent required for the performance of his responsibilities under this Agreement.

The Employee irrevocably appoints any other officer of the Company or the Subsidiaries from time to time to be his attorney, with full power of substitution, to do on the behalf of the Employee anything that the Employee can lawfully do by an attorney to do all acts and things in relation to ownership of the Work Product which the Company or the Subsidiaries shall deem desirable, and to do, sign and execute all documents, conveyances, deeds, assignments, transfers, assurances and other instruments which may reasonably be necessary or desirable for the purpose of registering, vesting, perfecting; defending, assigning or otherwise dealing with the Work Product. Such power of attorney is given for valuable consideration acknowledged by the Employee to be coupled with an interest, shall not be revoked by the bankruptcy or insolvency of the Company or the Subsidiaries, and may be exercised by the officers of any successor or assign of the Company or the Subsidiaries. The Company agrees that before it may take any action on which it will rely, in whole or in part, on the terms of this paragraph, it will provide the Employee with at least ten (10) business days’ written notice of its intent to take such action, and the written notice will provide, in detail, the nature of the intended action, the name and contact information of all other individuals, entities, and/or government agencies involved in, related to, or impacted by such action, a description of the impact such action may have on the Employee and/or his intellectual property rights, and a description of the impact such action may have on any other individual or entity and the individual’s/entity’s intellectual property rights.

The Employee hereby covenants that the Work Product will not violate or infringe any intellectual property rights of any third party or constitute an unauthorized use of confidential or proprietary information of any third party.

All of the aforesaid covenants in this Section shall be binding on the assigns, executors, administrators and other legal representatives of the Employee.

3.3            Non-Solicitation of Employees. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the Employee’s employment, for any reason, directly or indirectly, hire any employees or consultants of the Company or Subsidiaries, or induce or attempt to induce, solicit or attempt to solicit, any of the employees or consultants of the Company or Subsidiaries to leave their employment or engagement with the Company.

3.4            Non-Solicitation of Customers and Suppliers. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee’s employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any customers of the Company or the Subsidiaries with whom the Employee had contact or material knowledge of, for the purpose of selling to those customers any products or services which are the same as or substantially similar to or in any way competitive with the products or services sold by the Company or the Subsidiaries at the time of termination of this Agreement. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee’s employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any suppliers of the Company or the Subsidiaries with whom the Employee had contact with or material knowledge of, for the purpose of diverting or attempting to divert business away from the Company or the Subsidiaries.

3.5            Non-Competition. The Employee shall not, without the prior written consent of the CEO of the Company, at any time during the period from the date hereof to that date which is one (1) year following the date of termination of this Agreement or the Employee’s employment, engage in the development of similar Rehab Robotics devices or devices that are competitive with the Rehab Robotics products or Rehab Robotics services developed, being developed, commercialized and/or sold by the Company or the Subsidiaries at the time of the termination of this Agreement (“Competitive Activity”). The Employee may not engage in such Competitive Activity either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other manner whatsoever, nor shall the Employee lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in a similar business to the Company or the Subsidiaries. It is expressly agreed and acknowledged that the Employee’s status as an employee of MIT or of any other Non-Profit Entity shall not violate this Article 3. The Company shall have the option to elect whether to enforce this Section 3.5. If the Company elects to enforce this Section 3.5, it shall continue to pay the Employee’s base salary (at the rate at which it was paying the Employee’s base salary on the date of termination) for as long as it wishes to enforce this Section 3.5, up to one (1) year following termination of employment. The Company’s payment obligation pursuant to this Section 3.5 shall apply regardless of the circumstances or reasons leading to the termination of the Employee’s employment. If the Company fails to continue the Employee’s base salary pursuant to the terms of this Section 3.5, the Employee’s restrictions set forth in this Section 3.5 shall be void.

3.6            Disparaging Comments. The Employee agrees not to make critical, negative or disparaging remarks about the Company or its management, business or employment practices; provided that nothing in this Section shall be deemed to prevent the Employee from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Company agrees that its officers and directors not to make critical, negative or disparaging remarks about the Employee; provided that nothing in this Section shall be deemed to prevent the Company or its officers or directors from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement.

3.7            Acknowledgement, Waiver and Enforcement. The Employee confirms that the restrictions contained in this Article 3 are reasonable and valid to protect the legitimate business interests of the Company and the Subsidiaries. The Employee hereby agrees and acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Employee contained herein and that any breach of any of the covenants of the Employee might result in irreparable injury to the business for which monetary damages could not adequately compensate. If a material breach of any of the covenants of the Employee occurs, the Company shall be entitled, in addition to any other rights or remedies the Company may have at law or in equity, to have an injunction issued by any competent court (without the need to post a bond) enjoining and restricting the Employee and all other parties involved therein from continuing such material breach.

3.8            Notwithstanding anything to the contrary herein, if any applicable law, governmental entity, or court shall reduce the time period or scope during which the Employee shall be prohibited from engaging in any competitive or soliciting activity described in this Article 3, the period of time or scope, as the case may be, for which the Employee shall be prohibited shall be reduced accordingly.

3.9            Survival and Enforceability. It is expressly agreed by the parties hereto that the provisions of this Article 3 shall survive the termination of this Agreement and the Employee’s employment.

3.10            Lock-Up of Shares. The Employee irrevocably agrees with the Company that, until the Company registers (the “Registration”) the shares of common stock (or common stock underlying Exchangeable Shares) held by Peter Bloch (such period, the “Restriction Period”), he will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) with respect to, any shares of common stock of the Company or securities convertible, exchangeable or exercisable into, shares of common stock of the Company beneficially owned, held or hereafter acquired by the Employee as a result of the Company’s acquisition of Interactive Motion Technologies Inc. (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the transfer agent of the Company from effecting any actions in violation of this section. The Company may, in its sole and absolute discretion, consent to an early release from the Restriction Period if it determined that the market for the Securities would not be adversely impacted by sales and in cases of the Employee’s financial emergency. The Company shall include the Securities in the registration statement relating to the Registration.

ARTICLE 4 - DEATH

4.1            Death. If the Employee dies while employed under this Agreement, this Agreement shall terminate immediately and the Company shall pay to the Employee’s estate, any earned Base Salary, outstanding expenses, accrued vacation and pro rata annual bonus that is unpaid up to the date of his death. All options and warrants owned by the Employee prior to the date of his death shall continue in accordance with the terms and conditions thereof.

ARTICLE 5 - TERMINATION OF EMPLOYMENT

5.1            Termination by Company for Cause. The Company may terminate this Agreement for cause at any time without any prior notice. The Employee will be provided with any unpaid, earned Base Salary, and accrued vacation, benefits as set out in Section 2.4, and unreimbursed expenses incurred up to the date of termination. For the purposes of this Agreement, “cause” shall mean:

(a)            a material breach by the Employee of the terms of this Agreement, which such material breach is not cured by the Employee within twenty (20) days of receiving written notice of the Company detailing such alleged material breach (which such notice the Company shall provide within twenty (20) days of learning of the alleged material breach);

(b)            a conviction of or plea of guilty or nolo contendere to any felony or any other crime involving dishonesty or moral turpitude;

(c)            the commission of any act of fraud or dishonesty, or theft of or intentional damage to the property of the Company;

(d)            willful or intentional breach of the Employee’s fiduciary duties to the Company; or

(e)            the violation of a material policy of the Company as in effect from time to time, which such material violation is not cured by the Employee within twenty (20) days of receiving written notice of the Company detailing such alleged material violation (which such notice the Company shall provide within twenty (20) days of learning of the alleged material violation).

5.2            Termination by Disability. The Company may terminate this Agreement as a result of any mental or physical disability or illness which results in the Employee being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days. Permanent or indefinite inability to perform essential functions shall be based on the opinion of an independent qualified medical provider reasonably chosen by the Company and reasonably agreed to by the Employee or his legal designee. Termination will be effective on the date designated by the Company, and the Employee will be paid his annual Base Salary, accrued vacation and pro rata annual bonus and benefits as set out in Section 2.4 through the date of termination, and expenses incurred up to the date of termination.

5.3            Termination by Company for Other than Cause. The Company may terminate this Agreement and the Employee’s employment, for any reason without cause, upon thirty (30) days’ notice of termination and, provided that the Employee executes a general release to be provided to the Company in form and substance reasonably acceptable to the Company, the Company shall pay to the Employee: (i) an amount equal to six (6) months’ salary, plus one (1) months’ salary for each completed year of service to the Company or to any subsidiary of the Company, up to a maximum of nine (9) months’ salary (such amount, “Severance”); (ii) unreimbursed expenses; and (iii) accrued vacation time, provided that for purposes of this Section 5.3, the Employee shall be deemed to have commenced service to the Interactive Motion Technologies Inc. (“IMT”) subsidiary of the Company as of January 1, 2015; provided further that the Company shall not be required to pay the Severance in the event the Company elects to enforce Section 3.5, and continues paying Employee’s salary pursuant to Section 3.5 in an amount no less than the Severance Amount.

5.4            Termination by Employee. The Employee may terminate this Agreement and his employment at any time, for any reason, provided that the Employee provides the Company with thirty (30) days’ prior written notice. The Employee agrees to use his best effort to assist the Company to complete an effective reallocation of his responsibilities upon the giving of such notice. The Company may waive notice, in whole or in part, by providing the Employee pay in lieu of notice for the balance of the thirty (30) day period, including benefits as set out in Section 2.4 and reimbursement of expenses incurred. In case of Good Reason, the Company shall pay to the Employee: (i) Severance; (ii) unreimbursed expenses; (iii) accrued vacation time; and (iv) a pro rata bonus; provided that for purposes of this Section 5.4, the Employee shall be deemed to have commenced service to the Interactive Motion Technologies Inc. (“IMT”) subsidiary of the Company as of January 1, 2015; provided further that the Company shall not be required to pay the Severance in the event the Company elects to enforce Section 3.5, and continues paying Employee’s salary pursuant to Section 3.5 in an amount no less than the Severance Amount. For purposes of this Employment Agreement, “Good Reason” shall mean:

(1)	A material diminution in the Employee’s base compensation.

(2)	A material diminution in the Employee’s authority, duties, or responsibilities that are not a result of the Employee’s obligations to MIT or other Non-Profit Entity.

(3)	A change in the geographic location of the workplace at which the Employee must be based hereunder of more than 50 miles.

(4)	Any other action or inaction that constitutes a material breach by the Company of this Employment Agreement.

For Good Reason to exist, the Employee must provide notice to the Company of the existence of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, and the Company shall upon such notice have a period of forty-five (45) days during which it may remedy the condition (and upon such remedy Good Reason shall be deemed not to have existed).

5.5            Limitation of Liability. The Employee acknowledges, understands and agrees that the payments and other benefits provided for in this Article 5 represent the Company’s maximum severance obligations to the Employee. No other notice or severance entitlements shall apply. This provision shall remain in full force and effect unamended, notwithstanding any other alterations to the terms and conditions of the Employee’s employment, unless agreed to by the Company in writing. The Employee also acknowledges, understands and agrees that any such payment by the Company to the Employee on termination of the Employee’s employment shall not prevent the Company from alleging cause for the termination.

5.6            Effect of Termination. Upon any termination of this Agreement, the Employee shall immediately deliver or cause to be delivered to the Company all Confidential Information and Company property which are in the possession, charge, control or custody of the Employee.

ARTICLE 6 - GENERAL

6.1            Release. Upon any termination of this Agreement or the Employee’s employment, the Employee agrees to release the Company, the Subsidiaries, and all officers, directors and employees of the Company or the Subsidiaries from all actions, causes of action, claims or demands as a result of such termination, except as otherwise expressly provided in this Agreement. Upon compliance with the applicable termination provisions of this Agreement by the Company, the Employee agrees to deliver to the Company a full and final written release of and from all actions or claims in connection with this Agreement and the Employee’s employment in favor of the Company, the Subsidiaries, and their directors, officers and employees in a form to be provided by the Company.

6.2            Recitals. The parties agree that the Recitals set out herein are true and accurate and shall form part of this Agreement.

6.3            Headings. The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.4            Assignment. This Agreement shall be personal as to the Employee and shall not be assignable by the Employee subject to the terms herein. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Company. The Company may assign this Agreement, in its sole discretion, to any successor entity of the Company.

6.5            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, whether verbal or in writing. The foregoing includes any prior understandings and agreements between the Employee and IMT. There are no other written or verbal representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties.

6.6            Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

6.7            Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.8            Further Acts. The parties shall do all such further acts and things and provide all such assurances and deliver all such documents in writing as may be required, from time to time in order to fully carry out the terms, provisions and intent of this Agreement.

6.9            Notice. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, electronic delivery or by registered mail addressed to the recipient as follows:

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, Ontario M5G 2C9

Telephone: (416) 640-7887

Email: pb@bioniklabs.com

Hermano Igo Krebs

81 Lovell Road

Watertown, MA 02472

Telephone: (617) 335-4485

Email: hikrebs@gmail.com

or such other address or number as may be designated by either party to the other in accordance herewith. Any notice given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the notice and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, Canada or the Commonwealth of Massachusetts, following the deposit of the notice in the mail. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such notice may not be mailed but must be given by personal delivery. In the case of electronic delivery, on the same day that it was sent if sent on a business day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first business day thereafter.

6.10            Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Each of the parties hereto agrees that any action or proceeding related to this Agreement must be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, and for that purpose hereby submits to the jurisdiction of such Massachusetts court.

6.11            Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Employee’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Employee under Section 409A.

6.12            Independent Legal Advice. The Employee acknowledges that he has been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that he declines to receive independent legal counsel in respect of the Agreement, he waives the right, should a dispute later develop, to rely on his lack of independent legal counsel to avoid his obligations, to seek indulgences from the Company or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Name: Peter Bloch Title: CEO

/s/ Hermano Igo Krebs
HERMANO IGO KREBS